Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIFESCI ACQUISITION CORP.

December 23, 2020

LifeSci Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “LifeSci Acquisition Corp.”. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 19, 2018 (the “Original Certificate”).

2. The Original Certificate was amended and restated on March 5, 2020 (the “First Amended and Restated Certificate of Incorporation”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both amends and restates the provisions of the First Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Vincera Pharma, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000), of which One Hundred Twenty Million (120,000,000) shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which Thirty Million (30,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the board of directors of the Corporation (the “Board”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, as amended from time to time (this “Certificate”), the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the resolution which fixes the designations, preferences, and rights of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3. Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation, or Winding Up. In the event of any dissolution, liquidation, or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, except as otherwise required by law or this Certificate, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. A merger, conversion, exchange, or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

5. No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

6. Consideration for Shares. The Common Stock authorized by this Certificate shall be issued for such consideration as shall be fixed, from time to time, by the Board.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. Authority and Number of Directors. The Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or this Certificate, the Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class. The business and affairs of the Corporation shall be managed by a Board. The authorized number of directors of the Corporation shall be fixed in the manner provided in the Bylaws. Other than for those directors elected by the holders of any series of Preferred Stock, which shall be as provided for or fixed pursuant to the provisions of Article IV, Paragraph B hereof, each director shall serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

B. Vacancies; Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, except as otherwise provided in the Bylaws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, or by this Certificate or the Bylaws, may exercise the powers of the full Board until the vacancy is filled.

ARTICLE VI

A. No Action Without a Meeting. No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting called and noticed in the manner required by the Bylaws and the DGCL. The stockholders may not in any circumstance take action by written consent.

B. Special Meetings. Special meetings of the stockholders of the Corporation may be called by such persons as provided in the Bylaws. Except as otherwise required by law or this Certificate, the Board may postpone, reschedule, or cancel any special meeting of stockholders.

C. Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

D. Books and Records. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.

ARTICLE VII

A. Exclusive Forum; Delaware Chancery Court. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Paragraph D.

B. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Paragraph E.

ARTICLE VIII

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

C. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article IX, Paragraph A of Article V, or Articles VI, VII or VIII.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its Chief Executive Officer this 23rd day of December, 2020.

LIFESCI ACQUISITION CORP.

By:	/s/ Ahmed M. Hamdy
Ahmed M. Hamdy
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VINCERA PHARMA, INC.

Vincera Pharma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on December 19, 2018 under the name LifeSci Acquisition Corp.

SECOND: This Amendment of the Second Amended and Restated Certificate of Incorporation of the Company as set forth below, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Company.

THIRD: Article I of the Second Amended and Restated Certificate of Incorporation as presently in effect is hereby amended to read in its entirety as follows:

“The name of the Corporation is Vincerx Pharma, Inc. (the “Corporation”).”

FOURTH: All other provisions of the Second Amended and Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its Chief Executive Officer this 7th day of January, 2021.

VINCERA PHARMA, INC.

By	/s/ Dr. Ahmed Hamdy
Dr. Ahmed Hamdy, Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

VINCERX PHARMA, INC.

Vincerx Pharma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 19, 2018 under the name LifeSci Acquisition Corp.

SECOND: This Amendment of the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation as set forth below, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and the stockholders of the Corporation.

THIRD: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation, each 20 shares of the Common Stock, $0.0001 par value per share, of the Corporation issued and outstanding or held in treasury as of the Effective Time shall be combined, reclassified, and converted into one (1) share of Common Stock, $0.0001 par value per share, of the Corporation, without any action by the holders thereof. No fractional share shall be issued upon the combination, reclassification, and conversion of any share or shares of Common Stock. All shares of Common Stock (including fractions thereof) issuable upon the combination, reclassification, and conversion of one or more shares of Common Stock by a holder thereof shall be aggregated for purposes of determining whether the combination, reclassification, and conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the combination, reclassification, and conversion would result in the issuance of a fraction of a share of Common Stock, this Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock (as determined in a reasonable manner by the Board of Directors of the Corporation or a committee thereof) as of the Effective Time.

FOURTH: All other provisions of the Second Amended and Restated Certificate of Incorporation, as amended prior to the date hereof, remain in full force and effect.

FIFTH: This Certificate of Amendment shall become effective at 4:01 p.m. (local time in Wilmington, Delaware) on January 27, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Acting Chief Executive Officer this 24th day of January, 2025.

VINCERX PHARMA, INC.

By	/s/ Raquel E. Izumi
Raquel E. Izumi
Acting Chief Executive Officer